AMENDED AND RESTATED FORBEARANCE AGREEMENT

THIS AMENDED AND RESTATED FORBEARANCE AGREEMENT (this “Agreement”), dated as of January 29, 2010, is entered into by and between Bank of America, N.A. (the “Bank”) and Point.360, a California corporation (the “Borrower”), with reference to the following facts:

RECITALS

A.           The Bank and the Borrower are parties to a Forbearance Agreement, dated as of November 12, 2009 (the “Original Forbearance Agreement”), pursuant to which the Bank agreed to forbear from exercising its available Default Rights and Remedies in response to the Anticipated Event of Default through January 31, 2010.

B.           The Anticipated Event of Default has become an actual Event of Default, as the Borrower was required to have a Basic Fixed Charge Coverage Ratio of at least 1.10 to 1.00 as of September 30, 2009, but the Borrower’s actual Basic Fixed Charge Coverage Ratio as of such date was only 1.04 to 1.00.

C.           The Borrower has advised the Bank that additional anticipated events of default (collectively, the “New Anticipated Events of Default”) will occur under Section 10.12 of the Loan Agreement as of December 31, 2009, March 31, 2010 and June 30, 2010.  The New Anticipated Events of Default are due to the Borrower’s expected failure to comply with Section 9.4 of the Loan Agreement as of December 31, 2009, March 31, 2010 and June 30, 2010, due to the Borrower’s anticipated failure to achieve a Basic Fixed Charge Coverage Ratio of at least 1.10 to 1.00 for such compliance test dates (the Borrower anticipates that its actual Basic Fixed Charge Coverage Ratio as of such dates will be only 0.79 to 1.00, 0.73 to 1.00 and 0.67 to 1.00, respectively).

D.           The Bank and the Borrower have jointly concluded that it is in their respective best interests for the Bank to continue to forbear from exercising its Default Rights and Remedies in response to the original Anticipated Event of Default and the New Anticipated Events of Default for an additional forbearance period of sixty (60) days, through March 31, 2010, and for the parties to reduce and make the other amendments to the Facility Commitment described in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.           Defined Terms.  Any and all initially-capitalized terms used in this Agreement (including, without limitation, in the recitals to this Agreement) without definition shall have the respective meanings assigned thereto in the Original Forbearance Agreement or in the Loan Agreement referred to in the Original Forbearance Agreement, as applicable.

2.           Limited Forbearance Agreement.  So long as no additional events of default occur under the Loan Agreement during such period, the Bank hereby agrees to forbear from exercising any of its available Default Rights and Remedies in response to either the original Anticipated Event of Default or the New Anticipated Events of Default throughout the period commencing on the date of this Agreement and ending on March 31, 2010 (the “Forbearance Period”).

3.           No Waiver.  The agreement of the Bank under Section 2 of this Agreement conditionally to forbear from exercising its available Default Rights and Remedies in response to the original Anticipated Event of Default and the New Anticipated Events of Default throughout the Forbearance Period shall not constitute a waiver of any of such Default Rights and Remedies.  The Bank hereby expressly reserves all of its available Default Rights and Remedies.

4.           Reduction of Revolving Credit Facility Commitment; No Further Advances.  The aggregate amount of the Facility Commitment is hereby reduced from $1,000,000 to $500,000.  The Borrower hereinafter shall have no right to request additional advances under the Facility Commitment.  From and after the date of this Agreement, the Borrower’s obligations with respect to the outstanding letter of credit in the face amount of $500,000 (the “Outstanding Letter of Credit”) shall be the only obligations that may be outstanding under the Facility Commitment.  The Facility Commitment shall be permanently reduced to $0 if the Outstanding Letter of Credit expires without being drawn upon or if the original of the Outstanding Letter of Credit is returned to the Bank undrawn by the beneficiary.

5.           Conditional Cash Collateral for Outstanding Letter of Credit.  If the Outstanding Letter of Credit remains outstanding at the end of the Forbearance Period, the Borrower shall provide cash collateral to the Bank for the Borrower’s obligations in respect of the Outstanding Letter of Credit.  Such cash collateral shall be in an amount equal to 105% of the amount then available to be drawn under the Outstanding Letter of Credit.

6.           General Release.  In consideration of the Bank’s agreement to enter into this Agreement and hereby conditionally forbear from exercising its available Default Rights and Remedies in response to the original Anticipated Event of Default and the New Anticipated Events of Default throughout the Forbearance Period, the Borrower hereby releases, discharges and acquits the Bank and each of the Bank’s agents, servants, employees, successors and assigns from any and all claims, demands, liabilities, obligations and causes of action, whether known or unknown, against them, which the Borrower now owns or holds, which the Borrower has at any time heretofore owned or held, or which the Borrower hereafter may own or hold, by reason of any action, matter, cause or thing whatsoever done prior to the date of this Agreement, including specifically, but not limited to, any and all claims, demands, rights and causes of action whatsoever arising out of or which could be alleged to arise out of the Loan Agreement or any of the other Loan Documents.

It is the intention of the Borrower in executing this Agreement that the same shall be effective as a bar to each and every claim, demand, and cause of action hereinabove specified, and in furtherance of this intention the Borrower waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him might have materially affected his settlement with the debtor.”

The Borrower acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this Agreement shall be and remain effective in all respects notwithstanding any such differences or additional facts.

7.           Condition Precedent.  The effectiveness of this Agreement shall be subject to the Bank’s receipt of this Agreement, duly executed by the Borrower.

8.           Reaffirmation and Ratification.  The Borrower hereby reaffirms, ratifies and confirms its obligations to the Bank under the Loan Agreement and the other Loan Documents, acknowledges that all of the terms and conditions in the Loan Agreement and the other Loan Documents remain in full force and effect, and further acknowledges that the security interests granted to the Bank in the Collateral described in the Security Agreement, dated as of August 25, 2009, by and between the Borrower and the Bank, are valid and perfected.

9.           Integration.  This Agreement amends, restates, replaces and supersedes (but shall not constitute a novation of) the original Forbearance Agreement.  This Agreement constitutes the entire agreement of the parties in connection with the subject matter hereof and cannot be changed or terminated orally.  All prior agreements, understandings, representations, warranties and negotiations regarding the subject matter hereof, including, without limitation, the original Forbearance Agreement, are merged into this Agreement.

10.           Counterparts.  This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, taken together, shall constitute but one and the same agreement.

11.           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws (as opposed to the conflicts of law principles) of the State of California.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their respective duly authorized officers as of the date first above written.

POINT.360, a California corporation

By:	/s/Alan R. Steel
Alan R. Steel Executive Vice President, Finance and Administration and Chief Financial Officer

BANK OF AMERICA, N.A.

By:	/s/ Sharad C. Bhatt
Sharad C. Bhatt Vice President